Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Media Contact
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES FOURTH QUARTER FISCAL 2007 RESULTS
MINNEAPOLIS — Dec. 13, 2007 — SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced its financial results for the fourth quarter of fiscal 2007, ended Sept. 30, 2007.
Revenues for fourth quarter fiscal 2007 were $23.3 million, an increase of 23% compared to the prior year quarter. The year-over-year increase in revenue was primarily the result of the acquisition of HIS in fourth quarter fiscal 2006. License revenue was 19% of total revenues in the current quarter, up significantly from 11% in fourth quarter fiscal 2006. Maintenance revenue grew by 8% in absolute dollars and accounted for 57% of total revenues in the current quarter, compared with 65% of revenues in fourth quarter fiscal 2006.
SoftBrands reported operating income of $2.5 million in the fourth quarter of fiscal 2007, compared with an operating loss of $12.3 million in the fiscal 2006 quarter. The fiscal 2006 fourth quarter included purchased in-process research and development expense of $11.4 million related to the HIS acquisition. The company reported net income available to common shareholders of $1.8 million, or $0.03 per diluted share, for fourth quarter fiscal 2007, compared with a net loss available to common shareholders of $17.0 million, or a loss of $0.42 per diluted share, for the prior year’s quarter.
“We are pleased with our fourth quarter results, which exceeded our profit expectations due to strong performance in our manufacturing business, and resulted in positive earnings per share for the quarter. While our revenue performance was slightly behind plan in the quarter, we continue to make gains in license revenue,” said Randy Tofteland, SoftBrands’ president and chief executive officer. Our operating income was right on target, which shows that we are continuing to make excellent progress managing our expenses, which resulted in positive operating income for the full fiscal year, despite incurring $1.7 million in restructuring costs.”

“Our manufacturing business had a very strong quarter and continued to increase its profitability as a result of the restructuring actions we undertook in the third quarter,” said Tofteland. “In addition we have recently signed several new SAP large enterprise customers, and we have entered the new fiscal year with a strong pipeline of sales opportunities. In fiscal 2008 we expect the manufacturing business to produce modest revenue growth as our SAP business continues to grow and offset natural attrition in our base business.”
“In hospitality the fourth quarter benefited from a large contract to supply our full enterprise suite to Navy Lodges. In addition, we were successful selling our Medallion property management system to Best Western hotels in the United States. We also saw marked improvement on the operating profit line compared to prior quarters,” said Tofteland. “In fiscal 2007, we met our license revenue goals for hospitality, but we were slightly behind our overall revenue goals due to weakness in professional services from delays in large deployments, which are now underway.”
“We have entered fiscal 2008 with positive trends in both of our businesses, and we expect to further improve our financial performance in fiscal 2008,” said Tofteland.
Highlights of the fourth quarter and other recent developments include:
•	SoftBrands signed an agreement with Navy Lodge Program to operate SoftBrands enterprise solutions including Epitome and Core across its worldwide Navy Lodges. Navy Lodges operates 43 Navy Lodges worldwide, providing accommodations to active duty military, Department of Defense personnel, retirees and their families for both official and leisure travel.

•	SoftBrands introduced a new set of Customer Relationship Management (CRM) tools for hotels, which allow hotels to centrally manage guest, travel agent and company profiles and communication across multiple properties. Mosaik CRM includes sales force automation, campaign management and loyalty program administration. SoftBrands’ Mosaik CRM is the result of a partnership between SoftBrands and Serenata Intraware AG, a Munich, Germany-based hospitality technology provider.

•	SAP named SoftBrands as one of 22 worldwide early partners for SAP Business ByDesign. SAP Business ByDesign is an on-demand solution designed specifically for fast-growing midsize companies. Being chosen as a partner to bring SAP Business ByDesign to the market presents an opportunity for SoftBrands to further strengthen its partnership with SAP and produce incremental revenue growth as it provides a significant advantage to get a head start in a new market segment.
In the company’s manufacturing business, fourth quarter fiscal 2007 revenues were $12.5 million, essentially even with fourth quarter fiscal 2006. Fourth quarter fiscal 2007 operating income in manufacturing was $2.7 million, a sharp increase from $0.6 million in the prior year’s fourth quarter. Operating income benefited from cost control actions throughout the fiscal year, and restructuring actions taken in the third quarter.

In the company’s hospitality business, fourth quarter fiscal 2007 revenues were $10.8 million, a significant increase from $6.6 million in the prior year’s quarter due primarily to the acquisition of HIS in fourth quarter fiscal 2006. In fourth quarter fiscal 2007, SoftBrands’ hospitality business posted an operating loss of $0.2 million, compared with an operating loss of $12.9 million in the prior year’s quarter, which included purchased in-process research and development expense of $11.4 million.
From a geographic perspective, 62% of revenues were generated in the Americas in the quarter; 24% in the EMEA region; and 14% in the Asia Pacific region. This compares to a respective mix of 60%, 28% and 12% in the prior year’s quarter.
Full Year Results
Revenues for fiscal 2007 were $93.4 million, compared with $69.3 million in fiscal 2006. The company said previously it expected to deliver full year revenues in the $95 million range.
In fiscal 2007 SoftBrands reported operating income of $0.7 million, which included restructuring costs of $1.7 million; non-cash amortization of intangibles expense of $3.5 million; and non-cash stock-based compensation expense of $1.7 million. In fiscal 2006, the company generated an operating loss of $16.4 million, which included purchased in-process research and development of $11.4 million related to the HIS acquisition, $0.2 million in restructuring costs, $3.6 million in non-cash amortization of intangibles expense and $1.9 million in non-cash stock-based compensation expense.
SoftBrands reported a net loss available to common shareholders of $3.7 million, or a loss of $0.09 cents per diluted share, for the full year ended Sept. 30, 2007, compared with a net loss of $21.1 million, or a loss of $0.52 cents per diluted share, for fiscal 2006. Net income in the 2006 fiscal year includes $0.4 million in income from discontinued operations.
Cash and Liquidity
As of Sept. 30, 2007, SoftBrands had $8.7 million in cash and cash equivalents, a decrease from $14.5 million at Sept. 30, 2006. However, SoftBrands’ total current assets, which includes accounts receivable, increased to $28.8 million from $25.6 million in the same period.
Deferred revenue was $21.0 million at the end of the fourth quarter, a decrease from $22.6 million at Sept. 30, 2006.
Fiscal 2008 Outlook
For fiscal 2008, SoftBrands expects to deliver GAAP results of revenue in the range of $100 million to $105 million; operating income of 5% to 8% of revenues; net income to common shareholders of 0% to 3% of revenues; and diluted earnings per share of $0.00 to $0.05.

Conference Call
SoftBrands will hold its fourth quarter earnings conference call at 5:00 pm Eastern Time today, Dec. 13, 2007. Interested parties may listen to the call by dialing 866-825-1709 or international 617-213-8060 (passcode: 41054406). A live webcast will also be available at SoftBrands’ website at http://www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through Dec. 20, 2007. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 45479013). The webcast will be archived on SoftBrands’ website for approximately one year.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to effectively integrate the HIS business;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs;

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

•	Our ability to successfully upgrade our financial systems
About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 775 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	September 30,	September 30,
(In thousands, except share and per share data)	2007	2006
	(Unaudited)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$8,682	$14,520
Accounts receivable, net	15,683	7,555
Prepaid expenses and other current assets	4,474	3,542

Total current assets	28,839	25,617
Furniture, fixtures and equipment, net	2,602	2,787
Goodwill	38,027	35,021
Intangible assets, net	7,433	10,844
Other long-term assets	439	778

Total assets	$77,340	$75,047

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,510	$2,618
Revolving loan	1,585	—
Accounts payable	4,554	2,110
Accrued expenses	8,329	6,870
Accrued restructuring costs	423	936
Deferred revenue	21,015	22,560
Other current liabilities	2,354	1,288

Total current liabilities	41,770	36,382
Long-term obligations	16,082	19,302
Other long-term liabilities	832	835

Total liabilities	58,684	56,519

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 41,391,043 and 41,024,960 shares issued and outstanding, respectively	414	410
Additional paid-in capital	174,009	173,791
Accumulated other comprehensive loss	(55)	(1,670)
Accumulated deficit	(183,831)	(182,122)

Total stockholders’ equity	18,656	18,528

Total liabilities and stockholders’ equity	$77,340	$75,047

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
(In thousands, except per share data)	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$4,526	$2,136	$17,133	$8,707
Maintenance and support	13,347	12,376	55,017	43,823
Professional services	4,614	4,036	18,030	14,619
Third-party software and hardware	852	496	3,200	2,140

Total revenues	23,339	19,044	93,380	69,289

Cost of revenues:
Software licenses	(21)	629	2,112	3,130
Maintenance and support	3,377	3,484	15,534	13,375
Professional services	3,733	3,626	16,318	13,007
Third-party software and hardware	807	474	2,720	1,600

Total cost of revenues	7,896	8,213	36,684	31,112

Gross profit	15,443	10,831	56,696	38,177

Operating expenses:
Selling and marketing	4,859	3,987	20,175	13,343
Research and product development	3,160	3,300	13,734	10,962
General and administrative	4,835	4,281	20,343	18,673
Restructuring related charges	75	196	1,705	196
Purchased in-process research and development	—	11,400	—	11,400

Total operating expenses	12,929	23,164	55,957	54,574

Operating income (loss)	2,514	(12,333)	739	(16,397)

Interest expense	(535)	(229)	(1,971)	(238)
Other income (expense), net	69	(228)	(89)	134

Income (loss) from continuing operations before provision for (benefit from) income taxes	2,048	(12,790)	(1,321)	(16,501)

Provision for (benefit from) income taxes	(198)	97	388	110

Income (loss) from continuing operations	2,246	(12,887)	(1,709)	(16,611)

Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	393

Net income (loss)	2,246	(12,887)	(1,709)	(16,218)

Preferred stock dividends	(482)	(382)	(1,949)	(1,201)
Preferred stock beneficial conversion feature charge	—	(756)	—	(756)
Deemed dividend on exchange of preferred stock	—	(2,935)	—	(2,935)

Net income (loss) available to common shareholders	$1,764	$(16,960)	$(3,658)	$(21,110)

Basic earnings (loss) per common share:
Continuing operations	$0.04	$(0.42)	$(0.09)	$(0.53)
Discontinued operations	0.00	0.00	0.00	0.01

Net income (loss) available to common shareholders	$0.04	$(0.42)	$(0.09)	$(0.52)

Diluted earnings (loss) per common share:
Continuing operations	$0.03	$(0.42)	$(0.09)	$(0.53)
Discontinued operations	0.00	0.00	0.00	0.01

Net income (loss) available to common shareholders	$0.03	$(0.42)	$(0.09)	$(0.52)

Weighted-average common shares outstanding:
Basic	45,688	40,590	41,221	40,242

Diluted	57,117	40,590	41,221	40,242

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended September 30,
	2007		2006		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$12,533	$2,702	$12,445	$569	0.7%	374.9%
Hospitality	10,806	(188)	6,599	(12,902)	63.8%	98.5%

Total	$23,339	$2,514	$19,044	$(12,333)	22.6%	120.4%

	Fiscal Year Ended September 30,
	2007		2006		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$50,346	$5,155	$51,076	$1,849	-1.4%	178.8%
Hospitality	43,034	(4,416)	18,213	(18,246)	136.3%	75.8%

Total	$93,380	$739	$69,289	$(16,397)	34.8%	104.5%

Revenues by Segment and Type

	Three Months Ended September 30,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,496	$3,030	$4,526	$1,240	$896	$2,136
Maintenance and support	8,105	5,242	13,347	8,140	4,236	12,376
Professional services	2,666	1,948	4,614	2,846	1,190	4,036
Third-party software and hardware	266	586	852	219	277	496

Total	$12,533	$10,806	$23,339	$12,445	$6,599	$19,044

	Fiscal Year Ended September 30,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$5,964	$11,169	$17,133	$6,363	$2,344	$8,707
Maintenance and support	32,584	22,433	55,017	31,896	11,927	43,823
Professional services	10,942	7,088	18,030	11,576	3,043	14,619
Third-party software and hardware	856	2,344	3,200	1,241	899	2,140

Total	$50,346	$43,034	$93,380	$51,076	$18,213	$69,289

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues by Segment and Geography

	Three Months Ended September 30,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$7,309	$7,281	$14,590	$7,300	$4,197	$11,497
Europe, Middle East and Africa	3,583	1,951	5,534	3,504	1,869	5,373
Asia Pacific	1,641	1,574	3,215	1,641	533	2,174

Total	$12,533	$10,806	$23,339	$12,445	$6,599	$19,044

	Fiscal Year Ended September 30,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$29,285	$26,291	$55,576	$29,751	$8,713	$38,464
Europe, Middle East and Africa	14,243	9,051	23,294	14,372	7,376	21,748
Asia Pacific	6,818	7,692	14,510	6,953	2,124	9,077

Total	$50,346	$43,034	$93,380	$51,076	$18,213	$69,289